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                                                                   EXHIBIT 10.10


                 AMENDMENT TO ASSOCIATED MATERIALS INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

         At a meeting held on December 27, 2001, the Board of Directors of Associated Materials Incorporated took action to amend and restate in its entirety Section X.B of the Associated Materials Incorporated Employee Stock Purchase Plan to read as follows:

                  B. The Plan may be terminated or suspended at any time by action of the Board; provided, however, that the termination or suspension of the Plan shall not adversely affect the terms of any outstanding purchase rights. The Plan may be suspended by action of the Board for one or more Purchase Periods (or any portion of a Purchase Period) and until such time as the Board determines to reinstate the Plan. Any suspension of the Plan will be subject to such terms and conditions as the Board determines in its sole discretion; provided, however, that such terms and conditions shall apply in the same manner to all Eligible Employees.